As filed with the Securities and Exchange Commission on May 15, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PepsiAmericas, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-6167838
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
4000 RBC Plaza, 60 South Sixth Street
Minneapolis, Minnesota 55402
(Address, including Zip Code, of Principal Executive Offices)

PEPSIAMERICAS, INC. 2009 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

ALEXANDER H. WARE	Copies to:
Executive Vice President and Chief Financial Officer
PepsiAmericas, Inc.
4000 RBC Plaza, 60 South Sixth Street
Minneapolis, Minnesota 55402
(612) 661-4000
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	BRIAN D. WENGER, ESQ.
BRETT D. ANDERSON, ESQ.
JEN RANDOLPH REISE, ESQ.
Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, Minnesota 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount
	Amount To	Maximum	Maximum	of
	Be	Offering Price	Aggregate	Registration
Title of Each Class of Securities To Be Registered	Registered (1)	Per Share	Offering Price	Fee
PepsiAmericas, Inc. 2009 Long-Term Incentive Plan
Common stock (par value $0.01 per share)	8,000,000 shares(2)	$25.175 (3)	$201,400,000 (3)	$8,452.21 (4)
Preferred stock purchase rights	8,000,000 rights(5)	(5)	(5)	(5)

(1)	This registration statement also covers any additional shares of common stock which become issuable under the PepsiAmericas, Inc. 2009 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Consists of (a) 6,016,813 shares of common stock issuable under the PepsiAmericas, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”) and (b) 1,983,187 shares of common stock (the “Prior Shares”) issuable under the 2009 LTIP, which shares remained available for issuance under the PepsiAmericas, Inc. 2000 Stock Incentive Plan (the “2000 SIP”) upon shareholder approval of the 2009 LTIP. The Prior Shares were previously registered under Form S-8 (File No. 333-118392). Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement is deemed to include such previously registered Prior Shares. In accordance with Rule 429(b), upon effectiveness, this registration statement will also act as a post-effective amendment to Registration No. 333-118392, thereby deregistering the 1,983,187 Prior Shares which were registered thereunder, but not issued thereunder.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on May 12, 2009, as reported by the New York Stock Exchange.

(4)	Pursuant to Rule 457(p) under the Securities Act, the above filing fee is calculated on 6,016,813 shares of common stock issuable under the 2009 LTIP because the $2,785.91 filing fee related to the 1,983,187 Prior Shares registered under this Form S-8 was previously paid as a portion of the $14,394.39 filing fee submitted in connection with the filing of PepsiAmericas Inc.’s prior Form S-8 (File No. 333-118392) on August 20, 2004. Accordingly, no filing fee is due for such Prior Shares.

(5)	Rights to purchase Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of common stock registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:
•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended April 4, 2009;

•	Current Reports on Form 8-K filed on January 30, 2009, February 10, 2009, April 21, 2009, April 29, 2009 (as to Item 8.01 only) and May 7, 2009;

•	The description of our common stock, $0.01 par value, and the description of our preferred share purchase rights associated with the common stock, contained in registration statements we filed to register the common stock and the rights under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions; and

•	Definitive Schedule 14A (Proxy Statement) filed on March 18, 2009.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the registrant’s By-Laws provides for indemnification of any director, officer, employee or agent of the registrant, or any person serving in the same capacity in any other enterprise at the request of the registrant, under certain circumstances. Article NINTH of the registrant’s Certificate of Incorporation eliminates the liability of directors of the registrant under certain circumstances for breaches of fiduciary duty to the registrant and its shareholders.
     Directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.
     The registrant also maintains a director and officer liability insurance policy.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See “Exhibit Index.”
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, That:
     (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and
     (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.
     (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 15, 2009.

PEPSIAMERICAS, INC.
By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander H. Ware and Brian D. Wenger, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Pohlad Robert C. Pohlad	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2009

/s/ Alexander H. Ware Alexander H. Ware	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2009

/s/ Timothy W. Gorman Timothy W. Gorman	Senior Vice President and Controller (Principal Accounting Officer)	May 15, 2009

/s/ Herbert M. Baum Herbert M. Baum	Director	May 15, 2009

/s/ Richard G. Cline Richard G. Cline	Director	May 15, 2009

Signature	Title	Date

/s/ Michael J. Corliss Michael J. Corliss	Director	May 15, 2009

/s/ Pierre S. du Pont Pierre S. du Pont	Director	May 15, 2009

/s/ Archie R. Dykes Archie R. Dykes	Director	May 15, 2009

/s/ Jarobin Gilbert, Jr. Jarobin Gilbert, Jr.	Director	May 15, 2009

/s/ James R. Kackley James R. Kackley	Director	May 15, 2009

/s/ Matthew M. McKenna Matthew M. McKenna	Director	May 15, 2009

/s/ Deborah E. Powell Deborah E. Powell	Director	May 15, 2009

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-64292) filed on June 29, 2001).

4.2	By-laws, as amended and restated on May 7, 2009 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-15019) filed on May 8, 2009).

4.3	First Supplemental Indenture dated as of May 20, 1999, including the Indenture dated as of January 15, 1993, between Whitman Corporation and The First National Bank of Chicago, as Trustee (incorporated by reference to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (File No. 333-64292) filed on December 29, 2005).

4.4	Indenture dated as of August 15, 2003 between PepsiAmericas, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated by reference to the Company’s Registration Statement on Form S-3 (File No. 333-108164) filed on August 22, 2003).

4.5	Rights Agreement, dated as of May 20, 1999, between Whitman Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company’s Registration Statement on Form 8-A (File No. 001-15019) filed on May 25, 1999).

4.6	Amendment, as of August 18, 2000, to the Rights Agreement, dated as of May 20, 1999, between Whitman Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-46368) filed on September 22, 2000).

4.7	Appointment of Successor Rights Agent, dated as of September 9, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. (001-15019) filed on March 28, 2003).

4.8	Amendment No. 2 to Rights Agreement between PepsiAmericas, Inc. and Wells Fargo Bank, N.A., as Rights Agent, dated May 7, 2009 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 001-15019) filed on May 8, 2009).

4.9	PepsiAmericas, Inc. Salaried 401(k) Plan (incorporated by reference to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (File No. 333-64292) filed on December 29, 2005).

4.10	PepsiAmericas, Inc. Hourly 401(k) Plan (incorporated by reference to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (File No. 333-64292) filed on December 29, 2005).

4.11	Form of Debt Security (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 00115019) filed on May 24, 2006).

Exhibit
Number	Description

4.12	PepsiAmericas, Inc. 2009 Long-Term Incentive Plan (incorporated by reference to the Company’s Definitive Schedule 14A (Proxy Statement) (File No. 001-15019) filed on March 18, 2009).

5	Opinion of Briggs and Morgan, Professional Association.

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signatures page).